For:	Encore Medical Corporation	FOR RELEASE BY ENCORE MEDICAL
Contact	Harry L. Zimmerman, Executive
Vice President - General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

ENCORE MEDICAL ANNOUNCES NEW CHIEF FINANCIAL OFFICER

July 2, 2004, Austin, Texas –Encore Medical Corporation (NASDAQ: ENMC) today announced that it has hired William W. Burke as its new Chief Financial Officer. Mr. Burke will be joining Encore in late August.

Prior to joining Encore, Mr. Burke, 45, has served as Chief Financial Officer, Treasurer and Secretary of Cholestech Corporation, a publicly traded medical products company that is a leading provider of diagnostic tools and information for the assessment and therapeutic monitoring of heart disease and diabetes, since March 2001. Prior to that, he spent 15 years as a senior investment banker with firms such as Bear, Stearns & Co., Everen Securities and Principal Financial Securities where he provided advisory and financing services to emerging growth companies in healthcare and other industry sectors. Mr. Burke holds a Bachelor of Business Administration degree in Finance from the University of Texas at Austin and a Masters of Business Administration degree from the University of Pennsylvania’s Wharton Graduate Business School.

Mr. Kenneth W. Davidson, Chief Executive Officer of Encore Medical Corporation, stated, “I am extremely excited about Bill joining our organization. His strong background in finance and investment banking will help us as we continue to grow our core businesses and increase the size and profitability of Encore through strategic acquisitions.”

Commenting on his new position, Mr. Burke remarked, “Encore is well positioned for future growth. I am looking forward to working with Ken Davidson and the Encore management team as we seek to increase sales of Encore’s existing product lines, continue to improve operating margins and identify strategic acquisitions that will enhance the company’s market position and increase the breadth of its current product offerings.”

Mr. Burke will replace August Faske, Encore’s current Chief Financial Officer, who has resigned due to increased personal obligations related to the health of certain family members. He has served as Encore’s Chief Financial Officer since its formation in 1992. Mr. Davidson, commenting on Mr. Faske’s resignation, said, “I am disappointed that August, who as one of the founders of Encore, has been instrumental in its success and growth over the years, is leaving Encore, but I understand his obligations to his family.”

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States and markets a complete line of orthopedic soft goods, patient safety devices, and pressure care products. Encore is known for producing high quality, innovative products and continues to develop new products to meet the needs of the orthopedic community. For more information, visit http://www.encoremed.com

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.